Exhibit 99.1

For Immediate Release
Media Contact
Carl Palmer

 (949) 234-1999
cpalmer@seychelle.com

Seychelle Reports Increased Revenues andProfitability
for the Fiscal Quarter and  Six Months  ended August 31,2017

ALISO VIEJO, CA -- (BUSINESS WIRE) October 16, 2017 - Seychelle Water Filtration Products, a DBA of Seychelle Environmental Technologies, Inc. (Seychelle, we, us, our or the Company) (OTCQB: SYEV), a worldwide leader in the development, assembly and sale of proprietary portable water filtration bottles made several announcements today.

For the Fiscal Quarter ended August 31, 2017, Revenue was $991,934, compared to $728,232 in the prior year's fiscal quarter. Seychelle had Net income of $85,402 for the fiscal quarter ended August 31, 2017, or $.00 per share, compared to prior year's fiscal quarter Net loss of $148,466, or ($.01) per share. Seychelle had a cash position of $1,292,183 at August 31, 2017, compared to a cash position of $732,112 at February 28, 2017

For the Six Months ended August 31, 2017, Revenue was $2,200,141, compared to $1,627,368 in the prior year's six month period. Seychelle had Net income of $245,384 for the six month ended August 31, 2017, or $.01 per share, compared to prior year's six months' Net loss of $592,811, or ($.02) per share.

Seychelle is managing its costs in line with current revenue. For Third Fiscal Quarter, we believe that we will see further increases in sales over our most recent Fiscal Quarter and a potential for increased net income.

This year, Seychelle products have expanded its sales efforts in the following international markets; Mexico, Sri Lanka, Vietnam, South Korea, Australia, New Zealand, Japan and China. It is our intention to expand our marketing activities more strongly to the international market and E-commerce.

We recently completed testing in Sri Lanka and Vietnam. We also completed tests with the government of South Korea. All tests showed basically non detectable levels on all inorganics/organics bacteriological contaminants.

We have developed four new products for the disaster preparedness market.  Our new products are inline flat three phase filter, inline filter that now includes five different phases of contaminant reduction including hallow fiber technology for final reduction of microbiological contaminants, two new products for our new Amazon marketing activities which include a pitcher that has a fast flow capability and a new pH bottle that eliminates all sources of contaminants.

"Dedicated to improving the quality of life through the quality of our drinking water."

Note to Investors

This press release may contain certain forward-looking information about the Seychelle's business prospects/projections.  These are based upon good-faith current expectations of Seychelle's management. Seychelle makes no representation or warranty as to the attainability of such assumptions/projections. Investors are expected to conduct their own investigation with regard to Seychelle. Seychelle assumes no obligation to update the information in this press release. For more information, please visit www.seychelle.com or call (949) 234-1999.